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                                                                      Exhibit 99




AT THE COMPANY:      AT THE FINANCIAL RELATIONS BOARD:
John Smolik          Leslie Hunziker  Caroline Price Darcy Brentz
President & CEO      General Info.    Analyst Inquiries     Media Info.
(423) 769-4012                        (312) 266-7800


                 Photogen Initiates Pre-Clinical Testing for Two
                              Complex Eye Disorders

KNOXVILLE, Tenn., March 18 -- Photogen Technologies, Inc. (OTC: PHGN), working with the laser group of Coherent, Inc. (NASDAQ: COHR), has jointly designed and built what is believed to be the first medical ultrafast laser device for treating ocular melanoma (a cancer of the eye) and advanced macular degeneration (the most common cause of vision loss in people over 55 years of age). The new laser device utilizes Photogen's proprietary multi-photon activation technology, and makes use of special laser beam focusing and scanning capabilities. Pre-clinical trials for ocular melanoma and advanced macular degeneration, using this ultrafast laser device with various photoactive agents, have already begun at Massachusetts Eye and Ear Infirmary (MEEI), a Harvard Medical School teaching affiliate with which Photogen has a research agreement. The trials are expected to be completed in the near future.

"We have assembled our first prototype ultrafast laser treatment system utilizing our technology that we believe provides more focused laser beam penetration, better spatial control and greater depth of penetration," said John Smolik, Photogen's president and chief executive officer. "The trials at MEEI are the first step toward developing a variety of applications for treating diseases or disorders of the eye using this new ultrafast laser."

Photogen's multi-photon activation system is different from conventional photodynamic therapy in that it uses pulsed, longer wavelength light to more effectively stimulate photoactive agents. This results in defined eradication of the affected area, more precise execution and deeper penetration of therapeutic light into diseased tissue. In contrast, competitors are using a single photon-activation system based on continuous wave, shorter wavelength light, which results in shallower penetration and less precise targeting of the treatment site.

The ocular melanoma study, a joint Photogen/MEEI research project, is already in progress using this new ultrafast laser system under the supervision of Dr. Lucy Young, M.D., Ph.D., a board certified ophthalmologist. According to Dr. Young, Photogen's


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technology could lead to enhanced survival rates and better visual outcome for patients suffering from ocular melanoma. About 2,000 cases of the disease are diagnosed in the U.S. each year. Dr. Young's pre-clinical trial is expected to be completed by early summer, at which time the study is expected to move into human clinical trials.

The trial for macular degeneration, also a joint Photogen/MEEI project, is being conducted by Dr. Joan Miller, M.D., a renowned researcher in this field with more than 50 scientific and scholarly publications to her credit. This study will evaluate the effectiveness of a variety of drugs using two different wavelengths. Macular degeneration is a form of vision deterioration that is caused by blood-vessel leakage behind the eye. One form of macular degeneration is characterized by abnormal new blood vessels growing under the retina, leading to severe vision loss. Currently, treatment is limited thermal laser photocoagulation. Conventional photodynamic therapy utilizes a photoactive drug delivered systematically to the new blood vessels followed by light application to seal the abnormal blood vessels. Unfortunately, while relatively selective, there is some damage to collateral tissue with this method.

Photogen believes that it will be able to restrict the area of activation to the new abnormal blood vessels without risk of damaging other areas of the eye. This initial study is intended to provide evidence that Photogen's process is safe and effective and to generate the data needed in designing and gaining approval to begin human studies. Pending results of this study, it is anticipated that a human trial would be the next phase toward commercialization.

Moreover, if these treatments are substantiated, it is believed they can be applied to treatments for other eye conditions such as glaucoma.

In addition to these ophthamalic applications, Photogen is working with Coherent to develop a series of laser device prototypes for treatment of other diseases including Barretts esophagus, a pre-cancerous throat condition, as well as tumors of the lung and prostate utilizing Photogen's proprietary technology.

Photogen Technologies, Inc. is a development-stage company focused on creating photodynamic-related health-care products based on its proprietary multi-photon excitation and other related technologies. The company has discovered new methods for using laser-generated light to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue or identify and diagnose disease. The company has no products or operating revenues at this time.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from


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expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and equipment; the company's ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

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